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                                                                   Exhibit 21.1
Subsidiaries of the Company:

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Name of Subsidiary                                State/Jurisdiction of Organization
------------------                                ----------------------------------
Executive Monetary Management, Inc...............           New York
Neuberger Berman Art Advisory Services Inc.......           Delaware
Neuberger Berman, LLC............................           Delaware
Neuberger Berman Management Inc..................           New York
Neuberger Berman Trust Company of Delaware.......           Delaware
Neuberger Berman Trust Company, N.A..............           United States
Neuberger & Berman Agency, Inc...................           New York
Neuberger Berman PTY LTD.........................           Australia
Neuberger Berman Asset Management, LLC...........           Delaware
Sage Partners LLC................................           New York
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